Global Development Engineering Company Limited

INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS

CERTIFICATE NUMBER

SHARES

NO PAR VALUE
COMMON STOCK

CUSIP NO.

GLOBAL DEVELOPMENT ENGINEERING COMPANY LIMITED
SEAL
BRITISH VIRGIN ISLANDS

THIS CERTIFIES THAT

Is The Owner Of

FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK NO PARVALUE EACH OF

GLOBAL DEVELOPMENT ENGINEERING COMPANY LIMITED

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

陳瑞熙

CHAN SUI HEI
Director

LEUNG KING WAN
CFO

DATED:

Countersigned and Registered:
TRANSHARE CORPORATION
Transfer Agent

By

Authorized Signature

Bayside Center 1, 17755 N. US Highway 19, Suite 140, Clearwater, FL 33764
303.662.1112